Exhibit 99.1

CONTACT:

Jill Smith Director, Corporate Communications 240.449.1250 jsmith@panacos.com	Peyton Marshall EVP and Chief Financial Officer 617.926.1551 pmarshall@panacos.com

Panacos Reports Fourth Quarter and Full Year 2006 Financial Results

Watertown, MA (February 21, 2007) – Panacos Pharmaceuticals, Inc. (Nasdaq: PANC), a biotechnology company dedicated to developing the next generation of antiviral therapeutic products, today announced its financial results for the quarter and year ended December 31, 2006 and reviewed progress in its development programs.

Recent Business Highlights:

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The Company announced the appointment of Alan W. Dunton, M.D. as Chief Executive Officer. Dr. Dunton has over 23 years of experience in drug development, has held senior management positions at Roche and Johnson & Johnson, including President and Managing Director of the Janssen Research Foundation, and was most recently CEO of Metaphore Pharmaceuticals. His career has been highlighted by leadership roles in the development and approval of the prescription drugs LEVAQUIN, TOPAMAX, REMINYL, REGRANEX, and RISPERDAL, as well as the successful OTC product ALEVE.

•

The Company announced preliminary results from the first cohort of the Phase 2b study of its lead compound, bevirimat, for the treatment of HIV. The results confirmed the clinical antiviral activity of bevirimat shown in previous studies, and extended this to patients failing therapy due to drug resistance. However, the prototype tablet formulation used in the study did not provide the expected drug exposures. Discussions are ongoing with FDA with regard to Panacos’ plan to continue dose-escalation in its Phase 2b bevirimat clinical trial during 2007, using a different formulation.

Panacos Reports Fourth Quarter and Full Year 2006 Financial Results – Page 2

•	The Company also announced it had filed an IND for its second-generation maturation inhibitor, PA-1050040 (also referred to as “PA-040”) and plans to initiate a Phase 1 clinical trial in Q1, 2007.

•

The Company also enhanced its management team by the additions of Scott McCallister, M.D., as Chief Medical Officer and of Tom Lategan, D.Phil. as Vice President, Regulatory Affairs. Dr. McCallister was most recently Director of Virology, Global Medical Affairs for Bristol Myers Squibb Company and previously led the international clinical development program and regulatory review process for the HIV protease inhibitor tipranavir (APTIVUS) at Boehringer Ingelheim Pharmaceuticals. Dr. Lategan was instrumental in the regulatory approvals of several drugs, including TRACLEER, ZAVESCA, and ANGIOMAX and was previously Vice President, Regulatory Affairs at Actelion Pharmaceuticals US Inc. and at The Medicines Company.

Financial Highlights:

For the fourth quarter of 2006, Panacos reported a net loss of $8.7 million or $0.17 per share versus a net loss of $8.3 million or $0.17 per share for the fourth quarter of 2005. Revenue from research funding in the fourth quarter of 2006 decreased to $25,000 from $167,000 for the fourth quarter of 2005 as a result of the completion of the Company’s NIH grant-funded projects.

Research and development expenses in the fourth quarter of 2006 decreased to $6.6 million from $7.0 million in the fourth quarter of 2005, primarily as a result of decreased activity in the Company’s development programs. General and administrative expenses in the fourth quarter of 2006 increased to $3.0 million from $2.2 million in the fourth quarter of 2005, primarily due to the recognition of stock compensation expense under FAS 123(R).

Unrestricted cash, cash equivalents and marketable securities were $60.8 million at December 31, 2006. As of December 31, 2006 the Company had approximately 52.9 million common shares outstanding.

Panacos Reports Fourth Quarter and Full Year 2006 Financial Results – Page 3

Development Update:

The Company provided an update on the status of the first bevirimat Phase 2b cohort, indicating that all four patients who entered extended dosing at the 400 mg. tablet dose have now successfully completed three months of dosing and two of these are continuing bevirimat treatment under a rollover protocol. Consistent with previous experience, bevirimat was observed to be generally safe and well tolerated during this extended dosing. Genetic resistance analysis of HIV from patients during the 14 day functional monotherapy period has now been completed and no evidence of bevirimat resistance was found, similar to previous studies with the compound.

“We are taking significant steps forward in the development of bevirimat and our pipeline programs in HIV,” commented Alan W. Dunton, M.D., Panacos’ Chief Executive Officer. “Following completion of the first cohort of the Phase 2b study of bevirimat, we submitted a proposal to the FDA designed to continue dose escalation in this study as soon as possible. We are making progress in our formulation development work for bevirimat and look forward to having a formulation suitable for extended dosing available in 2007.”

Panacos will hold a conference call today to discuss the fourth quarter results and the Company’s development programs at 4:30 p.m. (EDT). The conference call can be accessed via the web at www.panacos.com or by dialing (800) 901-5241 (domestic) or (617) 786-2963 (international), between 4:15 and 4:25 p.m. and entering the passcode 74142782. A replay of the conference call will be available from 6:30 p.m. on February 21, 2007 through March 23, 2007, and can be accessed via the web at www.panacos.com or by dialing toll-free (888) 286-8010, and outside the U.S. (617) 801-6888 with passcode 19658792.

About Panacos

Panacos is developing the next generation of anti-infective products through discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. HIV infects approximately 1.7 million people in

Panacos Reports Fourth Quarter and Full Year 2006 Financial Results – Page 4

North America and Western Europe and approximately 40 million people worldwide. Approximately 650,000 patients are treated annually for HIV in the United States and Western Europe. Resistance to currently available drugs is one of the most pressing problems in HIV therapy and the leading cause of treatment failure. Panacos’ proprietary discovery technologies are designed to combat resistance by focusing on novel targets in the virus life cycle, including virus maturation and virus fusion.

Panacos’ lead candidate, bevirimat (PA-457), is the first in a new class of oral HIV therapeutics under development called maturation inhibitors, discovered by Panacos scientists and their academic collaborators. Based on its novel mechanism of action, bevirimat is designed to have potent activity against a broad range of HIV strains, including those that are resistant to existing classes of drugs. The Company has completed seven clinical studies of bevirimat in over 300 subjects, showing significant reductions in viral load in HIV-infected subjects and a promising safety profile, and is currently in Phase 2b clinical trials.

LEVAQUIN and REGNAREX are registered trademarks of Ortho-McNeil Pharmaceutical, Inc. TOPAMAX and REMINYL are registered trademarks of Ortho-McNeil Neurologics, Inc. RISPERDAL is a registered trademark of Janssen, L.P. ALEVE is a registered trademark of Bayer Healthcare LLC. TRACLEER and ZAVESCA are registered trademarks of Actelion Pharmaceuticals Ltd. ANGIOMAX is a registered trademark of The Medicines Company Inc. APTIVUS is a registered trademark of Boehringer Ingelheim Pharmaceuticals.

Except for the historical information contained herein, statements made herein, including those relating to bevirimat’s clinical development,the potential results of treatment with bevirimat and future clinical trials and clinical practice with bevirimat and PA-1050040 are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks as set forth in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and subsequent reports on Form 10-Q. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein. The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.

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PANACOS PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except for per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Research funding	$25	$167	$284	$1,049
Operating expenses:
Research and development costs	6,572	7,039	24,548	19,798
General and administrative expenses	2,964	2,165	17,431	8,045
In-process research and development charge	—	—	—	19,417
Impairment charges	—	—	—	13,773

Total operating expenses	9,536	9,204	41,979	61,033

Loss from operations	(9,511)	(9,037)	(41,695)	(59,984)

Interest income, net	809	704	3,591	912
Other income (expense), net	(3)	(2)	(6)	(6)

Net loss	$(8,705)	$(8,335)	$(38,110)	$(59,078)

Basic and diluted net loss per share	$(0.17)	$(0.17)	$(0.75)	$(1.72)
Weighted average shares used in calculation of basic and diluted net loss per share	51,246	48,433	50,523	34,423

PRO FORMA
Net loss	$(8,705)	$(8,335)	$(38,110)	$(59,078)

Pro forma basic and diluted net loss per share	$(0.17)	$(0.17)	$(0.75)	$(1.54)
Pro forma weighted average shares used in calculation of basic and diluted net loss per share	51,246	48,433	50,523	38,448

NOTE:
PRO FORMA calculations assumes conversion of preferred stock to common stock on the dates the preferred stock was issued

PANACOS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31,
	2006	2005
Cash, cash equivalents & marketable securities	$60,766	$87,138
Other current assets	2,211	1,474
Restricted cash, long-term	494	545
Property and equipment, net	2,122	2,354
Other assets	60	60

Total assets	$65,653	$91,571

Accounts payable and accrued expenses	$6,149	$5,607
Term debt obligations, current	361	213
Liability classified awards	189	—
Deferred rent, long-term	270	150
Stockholders’ equity	58,684	85,601

Total liabilities and stockholders’ equity	$65,653	$91,571